Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AUTHENTIC BRANDS GROUP INC.

Authentic Brands Group Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on February 1, 2016 (the “Original Certificate”).

2.             The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates, integrates and further amends the Original Certificate, as heretofore amended, and which was duly adopted by all necessary action of the board of directors of the Corporation and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

3.             The text of the Original Certificate is hereby amended and restated in its entirety by this Certificate of Incorporation to read in full as follows:

Article I.

The name of the corporation is Authentic Brands Group Inc. (the “Corporation”).

Article II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Article III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, (i) investing in securities of Authentic Brands Group LLC, a Delaware limited liability company, or any successor entities thereto (“ABG LLC”), any direct or indirect owners thereof, and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto.

Article IV.

Section 4.1            Authorized Stock and Recapitalization.

(a)           Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is [ ● ] ([ ● ]) shares, consisting of four classes as follows:

(i)             [ ● ] ([ ● ]) shares of Class A common stock, with a par value of $0.001 per share (the “Class A Common Stock”);

(ii)            [ ● ] ([ ● ]) shares of Class B common stock, with a par value of $0.001 per share (the “Class B Common Stock”);

(iii)           [ ● ] ([ ● ]) shares of Class C common stock, with a par value of $0.001 per share (the “Class C Common Stock”); and

(iv)           [ ● ] ([ ● ]) shares of preferred stock, with a par value of $0.001 per share (the “Preferred Stock”).

(b)          Recapitalization. Effective upon the effectiveness of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, all shares of common stock, par value $0.001 per share, of the Corporation issued and outstanding immediately prior to the filing of this Certificate of Incorporation (the “Existing Common Stock”) shall be recapitalized, reclassified and reconstituted into one (1) fully paid and non-assessable share of Class A Common Stock (the “Recapitalization”). The Recapitalization shall occur automatically without any further action by the holder of Existing Common Stock. The outstanding stock certificate that, immediately prior to the Recapitalization, represented the outstanding Existing Common Stock shall, upon and after the Recapitalization, be deemed to represent one (1) share of Class A Common Stock, without the need for surrender or exchange thereof.

Section 4.2            Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

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Section 4.3            Number of Authorized Shares. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, and in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, redemption rights, conversion rights or similar rights for Class A Common Stock.

Section 4.4            Common Stock. The powers, preferences and rights of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a)           Voting Rights. Except as otherwise required by law,

(i)             Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share of Class A Common Stock in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii)           Each share of Class B Common Stock shall, notwithstanding any vesting conditions applicable to the Profits Unit that corresponds to such share of Class B Common Stock, entitle the record holder thereof as of the applicable record date to a number of votes per share of Class B Common Stock in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock when voting with other classes of the Corporation’s capital stock equal to the following:

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where:

V = the number of votes per share of Class A Common Stock to which a holder of a Class A Common Stock would be entitled as of 9:00 a.m. New York City time on the applicable record date;

MP = the last reported closing price of the Class A Common Stock on the principal U.S. stock exchange on which the Class A Common Stock is listed for trading (the “Exchange”) as of 9:00 a.m. New York City time on the applicable record date; and

H = the Hurdle Amount (as defined in the LLC Agreement) to which the Profits Unit held directly or indirectly by the Corporation that corresponds to such share of Class B Common Stock is subject as of 9:00 a.m. New York City time on the applicable record date.

(iii)           Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share of Class B Common Stock in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock when the holders of Class B Common Stock are voting as a separate class distinct from all other classes or series of the Corporation’s capital stock.

(iv)          Each share of Class C Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share of Class C Common Stock in person or by proxy on all matters submitted to a vote of the holders of Class C Common Stock, whether voting separately as a class or otherwise.

(v)           Except as otherwise required in this Certificate of Incorporation, the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote on the matter together with the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation. No holder of Class A Common Stock, Class B Common Stock or Class C Common Stock shall be entitled to cumulative voting in the election of directors.

(b)           Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock and Class B Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends may not be declared or paid (x) on the Class A Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class B Common Stock (as measured on an as-converted basis) or (y) on the Class B Common Stock (as measured on an as-converted basis) unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class A Common Stock; provided, however, in the event any dividend is declared or paid in-kind in shares of Class A Common Stock or shares of Class B Common Stock, as applicable, then the holders of Class A Common Stock will be entitled to receive such dividends only in the form of shares of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive such dividend only in the form of shares of Class B Common Stock (provided, any such dividend shall be required to be declared and paid at the same rate on the outstanding shares of Class A Common Stock as it is on the outstanding shares of Class B Common Stock). Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class C Common Stock, and the holders of shares of Class C Common Stock shall have no right to receive dividends in respect of such shares of Class C Common Stock.

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(c)           Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock and Class B Common Stock in proportion to the number of shares held by each such stockholder (with outstanding shares of Class B Common stock measured on an as-converted basis); provided that holders of Class B Common Stock shall be entitled to receive $0.001 per share in any liquidation, dissolution or winding up if such amount is greater than the amount such holder would otherwise receive on an as-converted basis. Without limiting the rights of the holders of Class C Common Stock to have their Common Units (as defined below) redeemed or exchanged in accordance with Article XI of the LLC Agreement (as defined below), the holders of shares of Class C Common Stock shall be entitled to receive $0.001 per share in any liquidation, dissolution or winding up, and upon receiving such amount, the holders of shares of Class C Common Stock, as such, shall not be entitled to receive any other assets or funds of the Corporation. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).

(d)           Ownership of Common Stock.

(i)             From and after the date the Class A Common Stock is first publicly traded (the “IPO Date”), the aggregate number of shares of Class A Common Stock at any time issued by the Corporation and outstanding, must be equal to the aggregate number of Common Units held of record at such time by the Corporation and any of its subsidiaries that are members of the U.S. federal consolidated income tax group of which the Corporation is the parent (the “Corporation Group”), directly or indirectly and in the aggregate, under the LLC Agreement. As used in this Certificate of Incorporation, “Common Unit” means a limited liability company interest in ABG LLC, authorized and issued under the Seventh Amended and Restated Limited Liability Company Agreement of ABG LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in the LLC Agreement.

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(ii)            From and after the IPO Date, shares of Class B Common Stock may be issued only to, and registered only in the name of, Salter Holdings LLC and its Permitted Transferees (as defined below) in accordance with Section 4.5 (including all subsequent Permitted Transferees) (Salter Holdings LLC together with such Persons, collectively, the “Permitted Class B Owners”), and the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Profits Units (as defined below) held of record at such time by the Corporation Group under the LLC Agreement. As used in this Certificate of Incorporation, (x) “Profits Unit” means a limited liability company interest in ABG LLC, authorized and issued under the LLC Agreement, and constituting a “Profits Unit” as defined in the LLC Agreement and (y) “Permitted Transferee” has the meaning given to it in the LLC Agreement.

(iii)           From and after the IPO Date, shares of Class C Common Stock may be issued only to, and registered only in the name of, the Existing Owners (as defined below) and their respective Permitted Transferees in accordance with Section 4.5 (including all subsequent Permitted Transferees) (the Existing Owners together with such Persons, collectively, the “Permitted Class C Owners”) and the aggregate number of shares of Class C Common Stock at any time registered in the name of each such Permitted Class C Owner must be equal to the aggregate number of Common Units held of record at such time by such Permitted Class C Owner under the LLC Agreement. As used in this Certificate of Incorporation, “Existing Owner” means each of the holders of Common Units (other than the Corporation Group) of ABG LLC, as set forth on Schedule 2 of the LLC Agreement (as such Schedule 2 may be amended from time to time in accordance with the LLC Agreement).

(iv)          The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control to ensure that (x) the aggregate number of shares of Class A Common Stock at any time issued by the Corporation and outstanding shall be equal to the number of Common Units held of record at such time by the Corporation Group, directly or indirectly and in the aggregate, under the LLC Agreement, (y) the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Profits Units held of record by the Corporation Group in accordance with the terms of the LLC Agreement and (z) the number of shares of Class C Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class C Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class C Owner in accordance with the terms of the LLC Agreement.

(v)           In the event that there is a merger, consolidation or Change of Control (as defined below) of the Corporation that was approved by the Board of Directors prior to such merger, consolidation or Change of Control, without limiting the rights of the holders of shares of Class B Common Stock to convert such shares to shares of Class A Common Stock as provided herein, the holders of shares of Class B Common Stock shall be entitled to receive no less than $0.001 per share of Class B Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

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(vi)          In the event that there is a merger, consolidation or Change of Control (as defined below) of the Corporation that was approved by the Board of Directors prior to such merger, consolidation or Change of Control, without limiting the rights of the holders of Class C Common Stock to have their Common Units redeemed or exchanged in accordance with Article XI of the LLC Agreement, then the holders of shares of Class C Common Stock shall not be entitled to receive more than $0.001 per share of Class C Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

Section 4.5            Transfer of Class B Common Stock and Class C Common Stock.

(a)           Subject to Section 4.5(b), if a holder of Class B Common Stock Transfers any share of Class B Common Stock to a Permitted Transferee of such holder, such share shall remain a share of Class B Common Stock upon consummation of such Transfer. Subject to Section 4.5(c), if a holder of Class B Common Stock Transfers a share of Class B Common Stock to any Person that is not a Permitted Transferee of such holder, such share shall automatically convert into a number of shares of Class A Common Stock equal to the following:

where:

MP = the last reported closing price of the Class A Common Stock on the Exchange as of 9:00 a.m. New York City time on the date of such Transfer; and

H = the Hurdle Amount to which the Profits Unit held directly or indirectly by the Corporation that corresponds to such share of Class B Common Stock is subject as of 9:00 a.m. New York City time on the date of such Transfer;

provided that in the event of a Transfer of any share of Class B Common Stock that triggers an automatic conversion into shares of Class A Common Stock pursuant to this Section 4.5, the holder Transferring such share of Class B Common Stock shall be entitled to specify, prior to the time of such Transfer, the Hurdle Amount to which the Profits Unit that corresponds to such share of Class B Common Stock is subject; provided, further that if such holder of Class B Common Stock does not specify the applicable Hurdle Amount prior to the time of such Transfer, the Hurdle Amount for purposes of determining the number of shares of Class A Common Stock into which such share of Class B Common Stock converts pursuant to the above formula in this Section 4.5(a) shall be deemed to be the lowest remaining Hurdle Amount applicable to the vested Profits Units that correspond to any of the shares of Class B Common Stock held by such holder immediately prior to such Transfer.

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(b)           Any holder of a share of Class B Common Stock corresponding to a Profits Unit that remains subject to vesting conditions shall not be permitted to Transfer such share of Class B Common Stock unless and until such time as such corresponding Profit Unit has vested in accordance with the applicable equity plan or individual award agreement that governs the vesting of such Profit Unit. The Transfer restrictions described in this Section 4.5(b) are referred to as the “Class B Vesting Restrictions”. Any purported Transfer of shares of Class B Common Stock in violation of the Class B Vesting Restrictions shall be null and void ab initio. If, notwithstanding the Class B Vesting Restrictions, a Person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner (the “Purported Class B Owner”) of shares of Class B Common Stock in violation of the Class B Vesting Restrictions, then the Purported Class B Owner shall not obtain any rights in, to or with respect to such shares of Class B Common Stock, and the purported Transfer of such shares of Class B Common Stock to the Purported Class B Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and each holder of such shares of Class B Common Stock shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Class B Owner or any other party, not be entitled to any voting rights with respect to those shares.

(c)           If, subject to Section 4.5(b), any holder of Class B Common Stock, voluntarily or involuntarily (including by way of a foreclosure), purportedly Transfers, or attempts to Transfer, any share of Class B Common Stock to any Person that is not a Permitted Transferee of such holder, upon consummation of such Transfer, such share of Class B Common Stock shall be automatically converted in accordance with Section 4.5(a), and the purported transferee of such shares of Class B Common Stock shall not obtain any rights in, to or with respect to such shares of Class B Common Stock (the “Class B Restricted Shares”) (other than rights in, to or with respect to the shares of Class A Common Stock into which such Class B Restricted Shares are converted), and the purported Transfer of such Class B Restricted Shares shall not be recognized by the Corporation, the Transfer Agent or the Secretary of the Corporation (other than to the extent necessary to recognize the ownership by the transferee of the shares of Class A Common Stock into which such Class B Restricted Shares are converted).

(d)          Upon a determination by the Board of Directors that a Person has attempted or may attempt to Transfer shares of Class B Common Stock in violation of the Class B Vesting Restrictions or to a Person that is not a Permitted Transferee of such holder, the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the purported transferee as the record owner of the Class B Common Stock, and to institute proceedings to enjoin or rescind any such Transfer or acquisition (in each case, other than to the extent necessary to recognize the ownership by the transferee of the shares of Class A Common Stock in which any Class B Restricted Shares are converted).

(e)           A holder of Class C Common Stock may surrender shares of Class C Common Stock to the Corporation for cancellation for no consideration at any time and only if such holder also simultaneously surrenders an equal number of Common Units to ABG LLC. Following the surrender, or other acquisition, of any shares of Class C Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

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(f)           Except as set forth in Section 4.5(e), a holder of Class C Common Stock may Transfer shares of Class C Common Stock only to a Permitted Transferee of such holder, and only if such holder also simultaneously Transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LLC Agreement. The Transfer restrictions described in this Section 4.5(f) are referred to as the “Class C Restrictions”.

(g)          Any purported Transfer of shares of Class C Common Stock in violation of the Class C Restrictions shall be null and void ab initio. If, notwithstanding the Class C Restrictions, a Person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner (the “Purported Class C Owner”) of shares of Class C Common Stock in violation of the Class C Restrictions, then the Purported Class C Owner shall not obtain any rights in, to or with respect to such shares of Class C Common Stock (the “Class C Restricted Shares”), and the purported Transfer of the Class C Restricted Shares to the Purported Class C Owner shall not be recognized by the Corporation, the Transfer Agent or the Secretary of the Corporation and each holder of such Class C Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Class C Owner or any other party, not be entitled to any voting rights with respect to those shares.

(h)          Upon a determination by the Board of Directors that a Person has attempted or may attempt to Transfer or to acquire Class C Restricted Shares in violation of the Class C Restrictions, the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Class C Owner as the record owner of the Class C Restricted Shares and to institute proceedings to enjoin or rescind any such Transfer or acquisition.

(i)            The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any Transfer or acquisition of shares of Class B Common Stock is being made to a Person that is not a Permitted Transferee of the transferor, or whether any Transfer or acquisition of shares of Class B Common Stock or Class C Common Stock would violate the Class B Vesting Restrictions or Class C Restrictions, as applicable, and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, any requesting holders of shares of Class B Common Stock and/or Class C Common Stock.

(j)            As used in this Section 4.5, the term “Transfer”, as it relates to the shares of Class B Common Stock and Class C Common Stock, shall not be deemed to include any bona fide pledge or collateralization by a holder thereof to a financial institution in connection with any bona fide loan or debt transaction, but such term shall include any foreclosure on such shares by such financial institution following or in connection with any such pledge or collateralization.

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Section 4.6            Voluntary Conversion of Class B Common Stock

(a)          On and subject to the terms of Section 4.6(b), each share of Class B Common Stock held by a Permitted Class B Owner shall be voluntarily convertible by such Permitted Class B Owner at such Permitted Class B Owner’s option at any time and from time to time, and without payment of additional consideration to such Permitted Class B Owner (such right, the “Class B Conversion Right”), into a number of fully paid and nonassessable shares of Class A Common Stock equal to the following:

where:

MP = the last reported closing price of the Class A Common Stock on the Exchange as of 9:00 a.m. New York City time on the Class B Conversion Date; and

H = Hurdle Amount applicable to the Exchanging Profits Units (as specified in the Class B Conversion Notice) as of 9:00 a.m. New York City time on the Class B Conversion Date.

(b)          A Permitted Class B Owner desiring to exercise its Class B Conversion Right (a “Converting Class B Owner”) shall exercise such right by giving written notice (the “Class B Conversion Notice”) to the Corporation and ABG LLC. The Class B Conversion Notice shall specify the number of shares of Class B Common Stock (the “Converting Class B Shares”) that the Converting Class B Owner intends to convert in accordance with Section 4.6(a), the Hurdle Amount(s) applicable to the Exchanging Profits Units (as defined below), and a date, not less than three (3) Business Days nor more than ten (10) Business Days after delivery of such Class B Conversion Notice (unless and to the extent that the Corporation in its sole discretion agrees in writing to waive such time periods), on which the exercise of the Class B Conversion Right shall be completed (the “Class B Conversion Date”); provided, that the Corporation and the Converting Class B Owner may change the number of Converting Class B Shares, the Hurdle Amount applicable to the Exchanging Profits Units and/or the Class B Conversion Date specified in such Class B Conversion Notice to a different number, different Hurdle Amount and/or a different date by mutual agreement signed in writing by each of them. On the Class B Conversion Date: (x) the Converting Class B Owner shall Transfer and surrender, free and clear of all liens and encumbrances, the Converting Class B Shares to the Corporation, (y) the Corporation shall (i) cancel the Converting Class B Shares, (ii) issue to the Converting Class B Owner a number of shares of Class A Common Stock calculated in accordance with Section 4.6(a) and (iii) concurrently with the issuance in accordance with Section 4.6(a), Transfer and surrender to ABG LLC, free and clear of all liens and encumbrances, a number of Profits Units held by the Corporation that is equal to the number of Converting Class B Shares (the “Exchanging Profits Units”) and (z) ABG LLC shall (i) cancel the Exchanging Profits Units and (ii) issue to the Corporation a number of newly-issued Common Units that is equal to the number of shares of Class A Common Stock being issued to the Converting Class B Owner by the Corporation pursuant to clause (y)(ii) of this Section 4.6(b). The shares of Class A Common Stock issued pursuant to clause (y)(ii) of this Section 4.6(b) shall, immediately upon issuance, be subject to all of the provisions herein applicable to Class A Common Stock and, to the extent any Exchanging Profits Units Transferred in connection with such issuance of Class A Common Stock remain subject to vesting conditions, also be subject to the Class B Vesting Restrictions and all of the provisions herein applicable to such Class B Vesting Restrictions (in each case, as though such shares were shares of Class B Common Stock), until such time as such Exchanging Profits Units have vested in accordance with the applicable equity plan or individual award agreement that governs the vesting of such Exchanging Profit Units.

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Section 4.7            Certificates. All certificates or book entries representing shares of Class B Common Stock or Class C Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.8             Fractions. Notwithstanding anything herein to the contrary, no fractional shares of Class A Common Stock shall be issued upon conversion of shares of Class B Common Stock in accordance with Section 4.5 or Section 4.6, but, instead of any fraction of a share that would otherwise be issuable, the Corporation shall pay cash in an amount equal to the fair market value of the same fraction based on the last reported closing price of the Class A Common Stock on the Exchange as of 9:00 a.m. New York City time on, in the case of any conversion in accordance with Section 4.5, the date of the applicable Transfer, or, in the case of any conversion in accordance with Section 4.6, the applicable Class B Conversion Date. If more than one share of Class B Common Stock shall be converted at one time by the same holder, the number of whole shares of Class A Common Stock issuable upon conversion shall be computed on the basis of the aggregate number of shares of Class B Common Stock so converted.

Section 4.9            Amendment.

Except as otherwise required by law, holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or applicable law.

Article V.

The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock and the issuance of shares of Class A Common Stock in connection with the redemption or exchange of all outstanding Common Units and Profits Units pursuant to the redemption and exchange rights of the holders thereof under the LLC Agreement.

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Article VI.

The Bylaws of the Corporation (the “Bylaws”) may be altered, amended or repealed, and new bylaws made, by the affirmative vote of a majority of the Whole Board of Directors. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by any provision of this Certificate of Incorporation (including any Preferred Stock Designation) or applicable law, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith. For purposes of this Certificate of Incorporation, the term “Whole Board of Directors” shall mean the total number of authorized directors (from time to time) whether or not there exist any vacancies in previously authorized directorships.

Article VII.

Section 7.1            Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

Section 7.2            Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances and the terms of that certain Stockholders Agreement, dated as of [ ● ], 20__, by and among the Corporation and the other Persons party thereto (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”) (for so long as it remains in effect), the number of Directors shall be fixed from time to time exclusively by a majority of the Whole Board of Directors; provided, that for as long as the Stockholders Agreement is in effect, the number of Directors shall never be less than the aggregate number of Directors that the parties to the Stockholders Agreement are entitled to designate from time to time pursuant to Section 3 thereof.

Section 7.3            Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled (x) for so long as the Stockholders Agreement remains in effect, only by a majority vote of the Directors then in office, though less than a quorum, or by a sole remaining Director, or by the vote of the stockholders entitled to vote thereon and (y) at any time when the Stockholders Agreement is no longer in effect, only by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

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Section 7.4            Removal for Cause. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of at least a majority of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, at a meeting duly called for that purpose. Notwithstanding the foregoing, the directors appointed pursuant to the Stockholders Agreement may be removed with or without cause in accordance with the terms thereof and the requirements of the DGCL.

Section 7.5            Classified Board. The Directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three (3) classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the IPO Date; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the IPO Date; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the IPO Date, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election, with each Director in each such class to hold office until his or her successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with Section 7.4 of this Certificate of Incorporation. Subject to the Stockholders Agreement (for so long as it remains in effect), the Board of Directors is authorized to assign each Director already in office at the IPO Date, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. Without limitation to the rights of the stockholders party to the Stockholders Agreement, the provisions of this Section 7.5 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 7.2 hereof, and the total number of directors constituting the Whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

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Section 7.6            Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Article VIII.

At any time prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are (1) signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted, and (2) delivered to the Corporation in accordance with applicable law. From and after the Trigger Event, any action required or permitted to be taken by the Corporation’s stockholders at any annual or special meetings of stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to act by consent without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the Preferred Stock Designation.

Article IX.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that any amendment (including by merger, consolidation or otherwise) to this Certificate of Incorporation that gives holders of the Class C Common Stock (i) any rights to receive dividends or any other kind of distribution other than in connection with a dissolution or liquidation pursuant to Section 4.4(c), (ii) any right to convert into or be exchanged for Class A Common Stock or (iii) any other economic rights shall, in addition to the affirmative vote of at least a majority of the voting power of all of the outstanding stock of the Corporation entitled to vote thereon, also require the affirmative vote of a majority of shares of Class A Common Stock voting separately as a class and the affirmative vote of a majority of shares of Class B Common Stock voting separately as a class.

Article X.

The Corporation is authorized to indemnify, and to advance expenses to, each current or former Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a director. No amendment to, or modification or repeal of, this Article X shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

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Article XI.

Section 11.1           Corporate Opportunity.

(a)           To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Principal Stockholders (as defined below) and their respective Affiliates (other than the Corporation and its subsidiaries), and any of their respective principals, members, managers, directors, partners, stockholders, officers, employees or other representatives (other than any such Person who is also an employee of the Corporation or its subsidiaries), or any Director or stockholder who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 11.1(a) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.

(b)           To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 11.2           Liability. To the fullest extent permitted by law, no stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XI, except to the extent such actions or omissions are in breach of this Article XI.

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Article XII.

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Certificate of Incorporation (as either may be amended from time to time) or as to which the DGCL confers jurisdiction on the Chancery Court or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII. Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Article XIII.

Section 13.1           Certain Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a)           “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. For the avoidance of doubt, no Management Holder shall be deemed an Affiliate of an LGP Party, any LTPC Investor or the GA Member and in no event shall any LGP Party, any LTPC Investor or the GA Member be deemed an Affiliate of a Management Holder (in each case, as such Person is defined under the LLC Agreement).

(b)           “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or permitted by law or executive order to remain closed.

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(c)           “Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act but excluding any (x) employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (y) “person” or “group” who, on the date of the consummation of the IPO, is the beneficial owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote;

(i)             the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of ABG LLC);

(ii)            there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or

(iii)           the Corporation ceases to be the sole managing member of ABG LLC.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

(d)           “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the avoidance of doubt, a natural person cannot be “controlled by” another Person.

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(e)           “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(f)           “Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

(g)          “Principal Stockholders” means funds and accounts managed by Affiliates of BlackRock, Inc. in its Long Term Private Capital strategy, and funds affiliated with Leonard Green & Partners, L.P., Lion Capital LLP, General Atlantic LLC and Simon Property Group, Inc.

(h)           “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i)            “Transfer” means any direct or indirect transfer, sale, synthetic sale, grant of a participation in or reference under a derivatives contract or any other arrangement, pledge, conveyance, bequest, hypothecation, encumbrance, assignment or other disposition of any assets or securities (whether voluntarily, involuntarily, in whole or in part, by operation of law or otherwise); provided that no Transfer of an interest in any holder of the Corporation’s capital stock or any of its Affiliates that is both (a) a private equity or similar investment fund and (b) part of a transfer of interests of general or limited partners of such holder or Affiliate of such holder shall constitute a Transfer for purposes of this Agreement. The terms “Transferring” and “Transferred” when used as verbs shall have their correlative meanings.

(j)            “Trigger Event” means the first date on which the Principal Stockholders cease to beneficially own (directly or indirectly) more than 50% of the voting power of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock. For the purpose of this Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

Article XIV.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

*     *     *

This Certificate of Incorporation shall be effective as of 12:20 a.m. ET on [ ● ], 20__.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this [ ● ], 20__.

AUTHENTIC BRANDS GROUP INC.

By:
Name:	Jamie Salter
Title:	Chief Executive Officer